Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Amendment No. 1 to Form SB-2 (No. 333-126887) of Lev Pharmaceuticals, Inc. of our report dated March 28, 2005 on our audit of Lev Pharmaceuticals, Inc. and subsidiary's consolidated financial statements as of December 31, 2004 and for the period from July 21, 2003 (inception) to December 31, 2004, the year ended December 31, 2004 and the period from July 21, 2003 (inception) to December 31, 2003.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Eisner LLP
New York, New York
October 20, 2005